Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-137902

Pricing Supplement No. 208 dated October 17, 2007

to Prospectus Supplement dated November 13, 2006

to Prospectus dated October 10, 2006

$250,000,000

ELEMENTSSM

Linked to the

Morningstar® Wide Moat FocusSM Total Return Index

due October 24, 2022

The ELEMENTSSM Linked to the Morningstar® Wide Moat FocusSM Total Return Index due October 24, 2022 (the “Securities”) do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon repurchase by Deutsche Bank AG, London Branch based on the performance of the Morningstar Wide Moat Focus Total Return Index less an investor fee. The principal terms of the Securities are as follows:

Issuer: Deutsche Bank AG, London Branch (“Deutsche Bank”).

Underlying Index: The return on the Securities is linked to the performance of the Morningstar Wide Moat Focus Total Return Index (the “Index”). The Index is derived from the universe of companies that Morningstar determines have “wide moats.” A wide-moat company is one that has a maintainable return on invested capital exceeding cost of capital and a sustainable competitive advantage. The Index is comprised of the common stocks of the twenty eligible companies within the Morningstar Wide Moat universe that have the highest ratio of fair value to stock price. The Index is a subset of the Morningstar US Market Index, a market index representing approximately 97% of U.S. equity market capitalization. The Index was developed by Morningstar, Inc., and is published on Bloomberg under the symbol “MWMFTR <Index>”. The Index and the Morningstar Wide Moat universe are described further in this pricing supplement.

Payment at Maturity: If your Securities have not previously been repurchased by Deutsche Bank at your election, at maturity you will receive a cash payment equal to the principal amount of your Securities times the index factor on the final valuation date times the fee factor on the final valuation date.

Secondary Market: The Securities have been approved for listing on NYSE Arca under the ticker symbol “WMW”. If an active secondary market in the Securities develops, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Repurchase of the Securities: Subject to the requirements described below, you may offer $2,500,000 stated principal amount (250,000 Securities) or more of your Securities to Deutsche Bank for repurchase during the term of the Securities on a repurchase date beginning on October 30, 2007. If you elect to offer your Securities for repurchase, and the requirements for acceptance by Deutsche Bank are met, you will receive a cash payment in an amount equal to the daily repurchase value, which is the principal amount of your Securities to be repurchased times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

Repurchase Mechanics: You may offer your Securities to Deutsche Bank for repurchase during the term of the Securities beginning on October 30, 2007. To offer your Securities for repurchase on a repurchase date, you and your broker must deliver an irrevocable offer for repurchase to Deutsche Bank Securities Inc. (“DBSI”) no later than 4:00 p.m., New York City time, on the business day immediately preceding the applicable valuation date and follow the procedures set forth under “Specific Terms of the Securities—Repurchase Procedures.” If you fail to comply with these procedures, your offer will be deemed ineffective and Deutsche Bank will not be obligated to repurchase your Securities. Also, unless the scheduled repurchase date is postponed due to a market disruption event as described herein, the final day on which Deutsche Bank will repurchase your Securities will be October 7, 2022.

(cover continued on next page)

Nuveen Investments	Merrill Lynch & Co.

As Agents for

Deutsche Bank AG, London Branch

Pricing Supplement dated October 17, 2007

ELEMENTSSM and	are service marks of Merrill Lynch, Pierce, Fenner & Smith Incorporated

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Securities	$250,000,000.00	$7,675.00

(continued from previous page)

Valuation Date: Valuation date means each trading day from October 25, 2007 to October 4, 2022 inclusive and October 18, 2022. We refer to October 18, 2022, as the “final valuation date.” If there is a market disruption event occurring on a valuation date, such valuation date, including the final valuation date, may be postponed as provided herein.

Repurchase Date: A repurchase date is the third business day following a valuation date. Unless the scheduled repurchase date is postponed due to a market disruption event as described herein, the final day on which Deutsche Bank will repurchase your Securities will be October 7, 2022.

Inception Date: October 17, 2007.

Initial Settlement Date: October 23, 2007.

Index Factor: The index factor on any given day, other than the final valuation date, will be equal to the closing level of the Index on that day divided by the initial index level. The index factor on the final valuation date will equal the average of the closing levels of the Index for the five trading days prior to and including the final valuation date divided by the initial index level. The initial index level is the closing level of the Index on the inception date and is equal to 2,646.02.

Fee Factor: The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

Because the investor fee reduces the amount of your return at maturity or upon repurchase by Deutsche Bank, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase. If the level of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon repurchase by Deutsche Bank.

Trading Day: A trading day is a day on which (i) the level of the Index is calculated and published, (ii) trading is generally conducted on the New York Stock Exchange, NYSE Arca, the Nasdaq Stock Market and the American Stock Exchange and (iii) trading is generally conducted on the markets on which the stocks underlying the Index are traded, in each case as determined by the Calculation Agent in its sole discretion.

Business Day: A business day is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London, England generally are authorized or obligated by law, regulation or executive order to close.

CUSIP Number: 25153Q 70 8

You may lose some or all of your principal if you invest in the Securities. See “Risk Factors” beginning on page PS-9 of this pricing supplement for risks relating to an investment in the Securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and other documents that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this pricing supplement if you so request by calling toll-free 1-877-ETN-ADVICE (1-877-386-2384).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We sold a small portion of the Securities on the inception date through the agents named below and through one or more dealers purchasing as principals at 100% of their stated principal amount of $10.00 each. Additional Securities may be offered and sold from time to time through the agents named below and one or more dealers. We will receive proceeds equal to 100% of the offering price of Securities sold after the inception date.

Each agent named on the cover page of this pricing supplement and any dealer in the initial and any subsequent distribution is expected to charge normal commissions for the purchase of the Securities. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and Nuveen Investments, each a member of the Financial Industry Regulatory Authority (“FINRA”), formerly known as the NASD, will receive a portion of the investor fee. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

In this pricing supplement, “we,” “us” and “our” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

SUMMARY

The following is a summary of terms of the ELEMENTSSM Linked to the Morningstar® Wide Moat FocusSM Total Return Index due October 24, 2022 (the “Securities”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. References to the “prospectus” mean our accompanying prospectus, dated October 10, 2006, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated November 13, 2006, which supplements the prospectus.

We may, without your consent, create and issue securities in addition to those offered by this pricing supplement having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities.

This section summarizes the following aspects of the Securities:

•	What are the Securities and how do they work?

•	How do you sell your Securities?

•	How do you offer your Securities for repurchase by Deutsche Bank?

•	What are some of the risks of the Securities?

•	Is this the right investment for you?

•	What are the tax consequences of an investment in the Securities?

•	How do you calculate the payment on the Securities?

What Are the Securities and How Do They Work?

The Securities are senior unsecured obligations of Deutsche Bank, acting through its London branch, that are linked to the performance of the Morningstar Wide Moat Focus Total Return Index (the “Index”). The Securities will be issued in denominations of $10.

The Index is comprised of the common stocks of the twenty eligible companies within the Morningstar Wide Moat universe that have the highest ratio of fair value to stock price. The Morningstar Wide Moat universe is comprised of U.S. companies that Morningstar determines have a “wide moat.” A wide-moat company is one that has a maintainable return on invested capital (“ROIC”) exceeding cost of capital and a sustainable competitive advantage. The potential competitive advantages analyzed by Morningstar, Inc. (the “Index Sponsor”) in order to construct the Morningstar Wide Moat universe are intangible assets, cost advantages, high switching costs for customers, and “network effects” (by which the value of a company’s goods and services increases with the number of consumers). The Index is a subset of the Morningstar US Market Index, a broad market index whose components are selected based on liquidity and market capitalization, and which represent approximately 97% of U.S. equity market capitalization. The Index was developed by the Index Sponsor and is published on Bloomberg under the symbol “MWMFTR <Index>”. The calculation agent for the Index is Dow Jones & Company, Inc. (“Dow Jones”). For more information see “The Index” below.

If your Securities have not been previously repurchased by Deutsche Bank at your election, at maturity you will receive a cash payment equal to the principal amount of your Securities times the index factor determined on the final valuation date times the fee factor on the final valuation date. Prior to maturity, you may, subject to certain restrictions, offer your Securities for repurchase by Deutsche Bank on any repurchase date during the term of the Securities beginning on October 30, 2007, provided that you offer at least $2,500,000 stated principal amount of Securities (250,000 Securities) for repurchase and follow the procedures as described below. If you choose to offer your Securities for repurchase on a repurchase date, you will receive a cash payment on such date in an amount equal to the daily repurchase value, which is the principal amount of your Securities times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

The index factor on any given day, other than the final valuation date, will be equal to the closing level of the Index on that day divided by the initial index level. The index factor on the final valuation date will equal the average of the closing levels of the index for the five trading days prior to and including the final valuation date divided by the initial index level. The initial index level is 2,646.02, the closing index level on the inception date.

The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

A repurchase date is the third business day following a valuation date. A valuation date is each trading day from October 25, 2007 to October 4, 2022 inclusive and October 18, 2022. Unless the scheduled repurchase date is postponed due to a market disruption event, the final day on which Deutsche Bank will repurchase your Securities will be October 7, 2022. A valuation date may be postponed due to a market disruption event up to five scheduled trading days. If postponement of a valuation date due to a market disruption occurs, such postponement will continue until the next trading day on which there is no market disruption, for up to five scheduled trading days. If a market disruption event causes the postponement of the valuation date for more than five scheduled trading days, the level of the Index for such repurchase date will be determined (or, if not determinable, estimated) by the Calculation Agent in a manner which it considers commercially reasonable under the circumstances on such valuation date, as postponed. If a valuation date is postponed, the corresponding repurchase date will also be postponed so that such repurchase date occurs on the third business day following the valuation date as postponed.

We will not pay you interest during the term of the Securities.

For a further description of how your payment at maturity will be calculated, see “– How Do You

Calculate the Payment on the Securities? –

Hypothetical Examples” below and “Specific Terms of the Securities” in this pricing supplement.

Because the investor fee reduces the amount of your return at maturity or upon repurchase by Deutsche Bank, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase by Deutsche Bank. If the level of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon repurchase by Deutsche Bank.

How Do You Sell Your Securities?

The Securities have been approved for listing on NYSE Arca. If an active secondary market in the Securities develops, we expect that investors will purchase and sell the Securities primarily in this secondary market.

How Do You Offer Your Securities for Repurchase by Deutsche Bank?

If you wish to offer your Securities to Deutsche Bank for repurchase, you and your broker must follow the following procedures:

•

your broker must deliver an irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to DBSI by 4:00 p.m., New York City time, on the business day immediately preceding the valuation date three business days prior to the applicable repurchase date. You must offer at least $2,500,000 stated principal amount of your Securities (250,000 Securities) for repurchase by Deutsche Bank on any repurchase date. DBSI must acknowledge receipt from your broker in order for your offer to be effective;

•	your broker must book a delivery vs. payment trade with respect to your Securities on the applicable valuation date at a price equal to the applicable daily repurchase value, facing DBSI; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable repurchase date (the third business day following the valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the Securities in respect of such deadlines. If DBSI does not receive your offer for repurchase by 4:00 p.m., on the business day immediately preceding the applicable valuation date, your notice will not be effective and we will not accept your offer to repurchase your Securities on the applicable repurchase date. Any repurchase instructions that we receive in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Uncertain Principal Repayment – Your principal is not protected. If the level of the Index decreases, or does not increase by an amount greater than the aggregate investor fee applicable to your Securities, you will receive less than your original investment in the Securities.

•	No Interest Payments – You will not receive any periodic interest payments on the Securities.

•

A Trading Market for the Securities May Not Develop – Although the Securities have been approved for listing on NYSE Arca, a trading market for your Securities may not develop. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange.

•	Restrictions on Repurchases by Deutsche Bank – You must offer at least $2,500,000 stated principal amount of Securities (250,000 Securities) to Deutsche
Bank for your offer for repurchase to be considered.

•

Your Offer for Repurchase Is Irrevocable – You will not be able to rescind your offer for repurchase after it is received by DBSI, so you will be exposed to market risk in the event market conditions change after DBSI receives your offer.

•

Uncertain Tax Treatment – Significant aspects of the tax treatment of the Securities are uncertain, and no assurance can be given that the Internal Revenue Service (the “IRS”) will accept, or that a court will uphold, the tax consequences described in this pricing supplement.

Is This the Right Investment for You?

The Securities may be a suitable investment for you if:

•	You seek an investment with a return linked to the performance of the Index.

•

You believe the level of the Index will increase by an amount sufficient to offset the aggregate investor fee and to provide you with a satisfactory return on your investment during the term of the Securities.

•	You are willing to accept the risk of fluctuations in the level of the Index.

•	You do not seek current income from this investment.

The Securities may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in the level of the Index.

•	You seek a guaranteed return of principal.

•	You believe the level of the Index will decrease or will not increase by an amount sufficient to offset the aggregate investor fee during the term of the Securities.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the section in this pricing supplement entitled “Certain U.S. Federal Income Tax Consequences.” We believe that it is reasonable (in the absence of an administrative determination or judicial ruling to the contrary) to treat the Securities for U.S. federal income tax purposes as cash-settled prepaid financial contracts.

Under this treatment, you should not be required to recognize income with respect to a Security prior to its sale, exchange or retirement, and your gain or loss on a sale, exchange or retirement of the Securities generally should be long-term capital gain or loss if you hold the Securities for more than one year. The tax consequences of an investment in the Securities are uncertain, however, and if the IRS were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially and adversely. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this pricing supplement.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the Securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

How Do You Calculate the Payment on the Securities?

Set forth below is an explanation of the steps necessary to calculate the payment on the

Securities at maturity or upon repurchase by Deutsche Bank.

Step 1: Calculate the fee factor

The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

Step 2: Calculate the index factor

The index factor on any given day, other than the final valuation date, will be equal to the closing level of the Index on that day divided by the initial index level. The index factor on the final valuation date will equal the average of the closing levels of the Index for the five trading days prior to and including the final valuation date divided by the initial index level. The initial index level is the closing level of the Index on the inception date.

Step 3: Calculate the payment

You will receive a cash payment at maturity or upon repurchase by Deutsche Bank, as applicable, equal to the principal amount of your Securities times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

Because the investor fee reduces the amount of your return at maturity or upon repurchase by Deutsche Bank, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase of your Securities by Deutsche Bank. If the level of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon repurchase of your Securities by Deutsche Bank.

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances. We have included two examples in which the Index has increased by approximately 450% at maturity, as well as two examples in which the Index has decreased by approximately 50% at maturity. These examples highlight the behavior of the indicative value in different circumstances. The figures in these examples have been rounded for convenience. Figures for year 15 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Assumptions:

Annual Investor Fee	Days	Principal	Initial Index Level
0.75%	365	$10.00	2,646.02

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A Year	B Index Level	C Index Factor	D Aggregate Investor Fee	E Fee Factor	F Indicative Value	G Annualized Index Return	H Annualized Product Return

A	B	B / Initial Index Level	0.75% * (N / 365)	1 – D	Principal * C * E

0	2,646.02	1.00	0.00%	100.00%	10.00
1	2,060.46	0.78	0.75%	99.25%	7.73	-22.13%	-22.71%
2	2,316.57	0.88	1.50%	98.50%	8.62	-6.43%	-7.14%
3	2,276.26	0.86	2.25%	97.75%	8.41	-4.89%	-5.61%
4	2,902.46	1.10	3.00%	97.00%	10.64	2.34%	1.56%
5	3,618.50	1.37	3.75%	96.25%	13.16	6.46%	5.65%
6	4,725.40	1.79	4.50%	95.50%	17.05	10.15%	9.31%
7	5,868.47	2.22	5.25%	94.75%	21.01	12.05%	11.19%
8	5,815.07	2.20	6.00%	94.00%	20.66	10.34%	9.49%
9	7,428.75	2.81	6.75%	93.25%	26.18	12.15%	11.29%
10	8,022.31	3.03	7.50%	92.50%	28.04	11.73%	10.86%
11	7,686.17	2.90	8.25%	91.75%	26.65	10.18%	9.32%
12	10,127.30	3.83	9.00%	91.00%	34.83	11.83%	10.96%
13	13,263.73	5.01	9.75%	90.25%	45.24	13.20%	12.31%
14	12,949.38	4.89	10.50%	89.50%	43.80	12.01%	11.13%
15	14,553.11	5.50	11.25%	88.75%	48.81	12.04%	11.15%

Hypothetical Examples

Assumptions:

Annual Investor Fee	Days	Principal	Initial Index Level
0.75%	365	$10.00	2,646.02

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A Year	B Index Level	C Index Factor	D Aggregate Investor Fee	E Fee Factor	F Indicative Value	G Annualized Index Return	H Annualized Product Return

A	B	B / Initial Index Level	0.75% * (N / 365)	1 – D	Principal * C * E

0	2,646.02	1.00	0.00%	100.00%	10.00
1	3,081.03	1.16	0.75%	99.25%	11.56	16.44%	15.57%
2	3,170.68	1.20	1.50%	98.50%	11.80	9.47%	8.64%
3	2,889.13	1.09	2.25%	97.75%	10.67	2.97%	2.20%
4	2,528.56	0.96	3.00%	97.00%	9.27	-1.13%	-1.88%
5	2,160.91	0.82	3.75%	96.25%	7.86	-3.97%	-4.70%
6	2,612.76	0.99	4.50%	95.50%	9.43	-0.21%	-0.97%
7	3,343.28	1.26	5.25%	94.75%	11.97	3.40%	2.60%
8	2,541.23	0.96	6.00%	94.00%	9.03	-0.50%	-1.27%
9	3,215.67	1.22	6.75%	93.25%	11.33	2.19%	1.40%
10	2,726.25	1.03	7.50%	92.50%	9.53	0.30%	-0.48%
11	4,085.01	1.54	8.25%	91.75%	14.16	4.03%	3.22%
12	6,001.69	2.27	9.00%	91.00%	20.64	7.06%	6.23%
13	9,737.75	3.68	9.75%	90.25%	33.21	10.54%	9.67%
14	11,607.40	4.39	10.50%	89.50%	39.26	11.14%	10.26%
15	14,553.11	5.50	11.25%	88.75%	48.81	12.04%	11.15%

Hypothetical Examples

Assumptions:

Annual Investor Fee	Days	Principal	Initial Index Level
0.75%	365	$10.00	2,646.02

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A Year	B Index Level	C Index Factor	D Aggregate Investor Fee	E Fee Factor	F Indicative Value	G Annualized Index Return	H Annualized Product Return

A	B	B / Initial Index Level	0.75% * (N / 365)	1 – D	Principal * C * E

0	2,646.02	1.00	0.00%	100.00%	10.00
1	2,919.51	1.10	0.75%	99.25%	10.95	10.34%	9.51%
2	2,738.69	1.04	1.50%	98.50%	10.19	1.74%	0.97%
3	2,569.07	0.97	2.25%	97.75%	9.49	-0.98%	-1.73%
4	2,409.96	0.91	3.00%	97.00%	8.83	-2.31%	-3.05%
5	2,260.70	0.85	3.75%	96.25%	8.22	-3.10%	-3.84%
6	2,120.68	0.80	4.50%	95.50%	7.65	-3.62%	-4.36%
7	2,038.71	0.77	5.25%	94.75%	7.30	-3.66%	-4.40%
8	1,912.44	0.72	6.00%	94.00%	6.79	-3.98%	-4.72%
9	2,267.78	0.86	6.75%	93.25%	7.99	-1.70%	-2.46%
10	2,408.23	0.91	7.50%	92.50%	8.42	-0.94%	-1.71%
11	2,706.54	1.02	8.25%	91.75%	9.38	0.21%	-0.58%
12	2,789.14	1.05	9.00%	91.00%	9.59	0.44%	-0.35%
13	2,616.39	0.99	9.75%	90.25%	8.92	-0.09%	-0.87%
14	2,454.35	0.93	10.50%	89.50%	8.30	-0.54%	-1.32%
15	1,323.01	0.50	11.25%	88.75%	4.44	-4.52%	-5.27%

Hypothetical Examples

Assumptions:

Annual Investor Fee	Days	Principal	Initial Index Level
0.75%	365	$10.00	2,646.02

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A Year	B Index Level	C Index Factor	D Aggregate Investor Fee	E Fee Factor	F Indicative Value	G Annualized Index Return	H Annualized Product Return

A	B	B / Initial Index Level	0.75% * (N / 365)	1 – D	Principal * C * E

0	2,646.02	1.00	0.00%	100.00%	10.00
1	2,278.74	0.86	0.75%	99.25%	8.55	-13.88%	-14.53%
2	2,568.51	0.97	1.50%	98.50%	9.56	-1.48%	-2.22%
3	2,925.03	1.11	2.25%	97.75%	10.81	3.40%	2.62%
4	2,654.36	1.00	3.00%	97.00%	9.73	0.08%	-0.68%
5	2,285.92	0.86	3.75%	96.25%	8.32	-2.88%	-3.62%
6	2,603.21	0.98	4.50%	95.50%	9.40	-0.27%	-1.03%
7	2,241.96	0.85	5.25%	94.75%	8.03	-2.34%	-3.09%
8	2,121.02	0.80	6.00%	94.00%	7.53	-2.73%	-3.48%
9	1,826.62	0.69	6.75%	93.25%	6.44	-4.03%	-4.78%
10	2,080.17	0.79	7.50%	92.50%	7.27	-2.38%	-3.14%
11	2,392.20	0.90	8.25%	91.75%	8.29	-0.91%	-1.69%
12	2,452.00	0.93	9.00%	91.00%	8.43	-0.63%	-1.41%
13	2,111.65	0.80	9.75%	90.25%	7.20	-1.72%	-2.49%
14	1,525.43	0.58	10.50%	89.50%	5.16	-3.86%	-4.62%
15	1,323.01	0.50	11.25%	88.75%	4.44	-4.52%	-5.27%

RISK FACTORS

The Securities are senior unsecured obligations of Deutsche Bank, acting through its London branch. The Securities are riskier than ordinary unsecured debt securities. The return on the Securities is linked to the performance of the Index. Investing in the Securities is not equivalent to investing directly in the common stocks that make up the Index (each, an “Index Component” and together the “Index Components”) or the Index itself. See “The Index” below for more information.

This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement before investing in the Securities.

Even If the Level of the Index at Maturity or upon Repurchase by Deutsche Bank Exceeds the Initial Index Level, You May Receive Less Than the Principal Amount of Your Securities

Because the investor fee reduces the amount of your return at maturity or upon repurchase by Deutsche Bank, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase of your Securities by Deutsche Bank. If the level of the Index decreases or does not increase sufficiently to offset the impact of the investor fee, you will receive less than the principal amount of your investment at maturity or upon repurchase of your Securities by Deutsche Bank.

The Principal of Your Securities is Not Protected and You May Lose All or a Significant Portion of Your Investment in the Securities.

The principal of your Securities is not protected. Our cash payment on your Securities on the maturity date or repurchase date, if any, will be primarily based on any increase or decrease in the level of the Index. You may lose all or a significant amount of your investment in the Securities if the level of the Index decreases substantially.

You Will Not Benefit from Any Increase in the Level of the Index If Such Increase Is Not Reflected in the Level of the Index on the Applicable Valuation Date

If the Index does not increase by an amount sufficient to offset the impact of the investor fee between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your Securities at maturity or upon repurchase by Deutsche Bank. This will be true even if the level of the Index as of a particular date or dates prior to the applicable valuation date (including the final valuation date) would have been high enough to offset the impact of the investor fee.

In addition, because the index factor on the final valuation date will equal the average of the closing levels of the Index for the five trading days prior to and including the final valuation date divided by the initial index level, the index factor on the final valuation date could be lower than the closing level of the Index on that day divided by the initial index level.

There Are Restrictions on the Minimum Number of Securities You May Offer to Deutsche Bank for Repurchase

If you elect to offer your Securities to Deutsche Bank for repurchase, you must offer at least $2,500,000 stated principal amount of Securities (250,000 Securities) to Deutsche Bank at one time on any repurchase date. The minimum repurchase amount of $2,500,000 stated principal amount of Securities (250,000 Securities) and the procedures involved in the offer of any repurchase represent substantial restrictions on your ability to cause Deutsche Bank to repurchase your Securities. If you own Securities with an aggregate stated principal amount of less than $2,500,000, you will not be able to cause Deutsche Bank to repurchase your Securities. A repurchase date is the third business day following the applicable valuation date. Your offer to Deutsche Bank to repurchase your Securities on a repurchase date is only valid if DBSI receives your offer for repurchase from your broker by no later than 4:00 p.m. on the business day immediately preceding the applicable valuation date prior to the applicable repurchase date. If DBSI does not receive your offer for repurchase by 4:00 p.m. on the business day immediately preceding the applicable valuation date, your offer will not be effective and we will not repurchase your Securities on the applicable repurchase date. Also, unless the scheduled repurchase date is postponed due to a market disruption event, the final day on which Deutsche Bank will repurchase your Securities will be October 7, 2022. See “Specific Terms of Your Security – Repurchase Procedures” for more information.

The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

The Market Value of the Securities May Be Influenced by Many Unpredictable Factors

The market value of your Securities may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the level of the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

•	the time remaining to the maturity of the Securities;

•	supply and demand for the Securities, including inventory positions with any market maker;

•	economic, financial, political, regulatory or judicial events that affect the level of the Index;

•	the prevailing rate of interest; and

•	the creditworthiness of Deutsche Bank.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Historical Levels of the Index or Any Index Component Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Securities

The actual performance of the Index or any Index Component over the term of the Securities, as well as the amount payable at maturity or upon repurchase by Deutsche Bank, may bear little relation to the historical and retrospective calculations of the Index or the Index Components.

The Index Sponsor May Adjust the Index in a Way That Affects the Level of the Index, and the Index Sponsor Has No Obligation to Consider Your Interests

The Index Sponsor determines the composition of the Index and can add, delete or substitute the stocks underlying the Index or make other changes that could change the level of the Index. You should realize that the changing of companies included in the Index may affect the Index as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend the Index. Any of these actions could adversely affect the value of the Securities. The Index Sponsor has no obligation to consider your interests in revising the Index or any of the Index Components.

Your Return May Not Reflect the Return on a Direct Investment in the Stocks Included in the Index

The return on your Securities may not match the return you would have received had you invested directly in the Index Components. In particular, an investment in the Securities is subject to the investor fee which reduces the amount of your return at maturity or upon repurchase of the Securities by Deutsche Bank.

The Securities May Not Be a Suitable Investment for You

The Securities may not be a suitable investment for you if you are not willing to be exposed to fluctuations in the level of the Index; you seek a guaranteed return of principal; you believe the level of the Index will decrease or will not increase by an amount sufficient to offset the impact of the investor fee during the term of the Securities; you prefer the lower risk and therefore accept the potentially lower but more predictable returns of fixed income investments with comparable maturities and credit ratings; or you seek current income from your investment.

Changes in Our Credit Ratings May Affect the Market Value of Your Securities

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Securities. However, because the return on your Securities is dependent upon certain factors in addition to our ability to pay our obligations on your Securities, an improvement in our credit ratings will not reduce the other investment risks related to your Securities.

You Will Not Receive Interest Payments on the Securities or Have Rights in the Index Components

You will not receive any periodic interest payments on the Securities. As an owner of the Securities, you will not have rights that investors in the Index Components may have. Your Securities will be paid in cash, and you will have no right to receive delivery of any of the Index Components.

There May Not Be an Active Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses

Although the Securities have been approved for listing on NYSE Arca, a trading market for your

Securities may not develop and no assurances can be given as to the continuation of any listing during the term of the Securities. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange.

Trading by Deutsche Bank and Other Transactions by Deutsche Bank and/or its affiliates in Instruments Linked to the Index or Index Components May Impair the Market Value of the Securities

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we expect to enter into transactions to hedge our obligations under the Securities. Such transactions may involve purchases of the Index Components, futures or options on the Index Components, or other derivative instruments with returns linked to the performance of the Index Components or the Index and we may adjust our hedge positions by, among other things, purchasing or selling any of the foregoing. Although they are not intended to, any of these hedging activities may affect the market price of the Index Components and the level of the Index and, therefore, the market value of the Securities. It is possible that our hedging activities could produce substantial returns for us even though the market value of the Securities declines.

We may also issue other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we could adversely affect the market value of the Securities.

With respect to any of the activities described above, we have no obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Liquidity of the Market for the Securities May Vary Materially Over Time

As stated on the cover of this pricing supplement, a small portion of the Securities was sold on the inception date, and additional Securities will be offered and sold from time to time through MLPF&S and Nuveen Investments, acting as our agents. Also, the number of

Securities outstanding could be reduced at any time due to repurchases of the Securities by Deutsche Bank as described in this pricing supplement. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to offer your Securities for repurchase by Deutsche Bank prior to maturity, such repurchase is subject to the restrictive conditions and procedures described elsewhere in this pricing supplement, including the condition that you must offer at least $2,500,000 stated principal amount of Securities (250,000 Securities) to Deutsche Bank at one time for repurchase on any repurchase date.

We or Our Affiliates May Have Economic Interests Adverse to Those of the Holders of the Securities.

Deutsche Bank and other affiliates of ours expect to engage in trading activities related to the Index Components, futures or options on the Index Components or the Index, or other derivative instruments with returns linked to the performance of Index Components or the Index, for their accounts and for other accounts under their management. Deutsche Bank and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the Securities. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the Securities and the amount payable to you at maturity.

We or our affiliates may currently or from time to time engage in business with companies whose stocks are included in the Index, including extending loans to, making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, we or one or more of our affiliates may publish research reports or otherwise express views or provide recommendations about the companies whose stocks are included in the Index. Any such views or recommendations may be inconsistent with purchasing or holding the Securities. Any prospective purchaser of Securities should undertake such independent investigation of each company whose stock is included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the Securities.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of Securities with returns linked or related to changes in the level of the Index or the Index Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the Securities.

The Business Activities of MLPF&S or Nuveen Investments May Create Conflicts of Interest

MLPF&S and its affiliates and Nuveen Investments and its affiliates expect to engage in trading activities related to the Index Components, futures or options on the Index Components or the Index, or other derivative instruments with returns linked to the performance of Index Components or the Index that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that MLPF&S and its affiliates and Nuveen Investments and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Securities. Moreover, MLPF&S and Nuveen Investments have published and in the future expect to publish research reports and trading advice with respect to some or all of the Index Components. This research and trading advice is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research and trading advice should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by MLPF&S or its affiliates or by Nuveen Investments or its affiliates may affect the market price of the Index Components and the level of the Index and, therefore, the market value of the Securities. With respect to any of the activities described above, neither MLPF&S and its affiliates nor Nuveen Investments and its affiliates have any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Index Sponsor May Discontinue the Index and Public Disclosure of Information Relating to the Index May Change Over Time

The Index Sponsor is under no obligation to continue to compile and publish the Index and is not required to compile and publish any successor index if the Index is discontinued. If the Index Sponsor discontinues or suspends the compilation or publication of the Index, it may become difficult to determine the market value of the Securities or the amount payable at maturity or upon repurchase by Deutsche Bank. Initially, Deutsche Bank AG, London Branch will serve as the calculation agent for the Securities (the “Calculation Agent”). In the event the Index Sponsor discontinues or suspends the compilation or publication of the Index, the Calculation Agent may designate a successor index selected in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity or upon repurchase by Deutsche Bank will be determined by the Calculation Agent in its sole discretion. See “Specific Terms of the Securities – Market Disruption Event” and “– Discontinuance or Modification of the Index” in this pricing supplement. You, as an investor in the Securities, should make your own investigation into the Index and the Index Sponsor.

The Policies of the Index Sponsor and any Changes Thereto That Affect the Composition and Valuation of the Index Could Affect the Amount Payable on Your Securities and Their Market Value

The policies of the Index Sponsor concerning the calculation of the level of the Index, additions, deletions or substitutions of Index Components in the Index and the manner in which changes affecting the Index are reflected could affect the level of the Index and, therefore, the amount payable on your Securities at maturity or upon repurchase by Deutsche Bank and the market value of your Securities prior to maturity.

Additional index components may satisfy the eligibility criteria for inclusion in the Index, and the index components currently included in the Index may fail to satisfy such criteria. In addition, the Index Sponsor may modify the methodology for determining the composition and weighting of the Index, or for calculating the level of the Index. The Index Sponsor may also discontinue or suspend compilation or publication of the Index, in which case it may become difficult to determine the market value of the Index. Any such changes could adversely affect the value of your Securities.

If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the Calculation Agent may be required to make a good faith estimate in its sole discretion of the level of the Index. The circumstances in which the Calculation Agent will be required to make such a determination are described more fully under “Specific Terms of Your Security – Market Disruption Event,” “– Discontinuation or Modification of the Index” and “– Role of Calculation Agent.”

There Are Potential Conflicts of Interest Between You and the Calculation Agent

We will serve as the Calculation Agent. The Calculation Agent will, among other things,

decide the amount of the return paid out to you on the Securities at maturity or upon repurchase by Deutsche Bank. For a more detailed description of the Calculation Agent’s role, see “Specific Terms of the Securities – Role of Calculation Agent” in this pricing supplement.

If the Index Sponsor were to discontinue or suspend compilation or publication of the Index or cause Dow Jones to discontinue or suspend calculation of the Index and the Index Sponsor does not appoint another entity to calculate and publish the Index, it may become difficult to determine the level of the Index. If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the Calculation Agent may be required to make a good faith estimate in its sole discretion of the level of the Index. The circumstances in which the Calculation Agent will be required to make such a determination are described more fully under “Specific Terms of the Securities – Role of Calculation Agent” in this pricing supplement.

The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the Calculation Agent may affect the market value of the Securities, the Calculation Agent may have a conflict of interest if it needs to make any such decision.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Level of the Index, the Maturity Date or a Repurchase Date

The determination of the level of the Index on a valuation date, including the final valuation date, may be postponed if the Calculation Agent determines that a market disruption event has occurred or is continuing on such valuation date.

If postponement of a valuation date, other than the final valuation date, due to a market disruption event occurs, such postponement will continue until the next trading day on which there is no market disruption, up to five scheduled trading days. If a market disruption event causes the postponement of the valuation date for more than five scheduled trading days, the level of the Index for the relevant repurchase date will be determined (or, if not determinable, estimated) by the Calculation Agent in a manner which it considers commercially reasonable under the circumstances on such valuation date, as postponed. See “Specific Terms of the Securities — Payment Upon Repurchase.”

The index factor calculated on the final valuation date will equal the average of the closing levels of the Index for the five scheduled trading days immediately prior to and including the final valuation date divided by the initial index level. If there are fewer than five trading days during the five scheduled trading days prior to the scheduled final valuation date, the Calculation Agent will postpone the final valuation date until there are five trading days on which there is no market disruption occurring, but in no event will the final valuation date be postponed by more than five scheduled trading days. If the final valuation date is postponed due to a market disruption event, the maturity date will also be postponed by an equal number of business days up to five business days. See “Specific Terms of the Securities — Payment at Maturity.”

The U.S. Tax Consequences of an Investment in a Security Are Unclear

There is no direct legal authority regarding the proper U.S. tax treatment of a Security, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of a Security are uncertain and no assurance can be given that the IRS or a court will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for a Security, the timing and/or character of income on a Security might differ materially and adversely from the description herein. In addition, changes to the U.S. federal income tax law subsequent to the date of this pricing supplement may affect the tax treatment of a Security, possibly on a retroactive basis. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in a Security (including alternative treatments) as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Please read carefully the section of this pricing supplement called “Certain U.S. Federal Income Tax Consequences.”

THE INDEX*

The following is a description of the Index, including, without limitation, its make-up, method of calculation and changes in its components. The information in this description has been taken from publicly available sources. Such information reflects the policies of, and is subject to change by, Morningstar, Inc., the Index Sponsor. You, as an investor in the Securities, should make your own investigation into the Index. The Index Sponsor has no obligation to continue to compile and publish the Index, and may discontinue compilation or publication of the Index at any time in its sole discretion. The calculation agent for the Index is Dow Jones.

Overview

The Morningstar Wide Moat Focus Total Return Index is derived from the Morningstar Wide Moat universe, which is a subset of the Morningstar US Market Index, a broad market index, the components of which are selected based on liquidity and market capitalization, and which represent approximately 97% of U.S. equity market capitalization.

Determination of the Morningstar Wide Moat Universe

The Morningstar Wide Moat universe is comprised of U.S. companies that Morningstar determines have “wide moats.” To determine which companies have wide moats, the Index Sponsor analyzes the company’s return on invested capital (“ROIC”) versus its cost of capital. If ROIC has not exceeded cost of capital for a given company in the past and is not deemed likely to do so in the future, that company is not eligible to be included in the Index. From the remaining companies, the Index Sponsor seeks to identify those that have at least one competitive advantage that is likely to persist for some time. The potential competitive advantages analyzed by the Index Sponsor are intangible assets, cost advantages, high switching costs for customers, and “network effects” (by which the value of a company’s goods and services increases with the number of consumers). Those companies that have (i) a maintainable ROIC exceeding cost of capital and (ii) a sustainable competitive advantage or advantages, are said to have a wide moat. About 10 percent of companies in the Morningstar US Market Index generally fall into this category.

Determination of the Index

The Index is comprised of the twenty eligible companies in the Morningstar Wide Moat universe with the highest ratios of Fair Value Price to stock price. The Index Sponsor may deem ineligible for inclusion in the Index companies with respect to which it may be impractical for us to enter into or unwind hedge positions, in which case the company not currently in the Index with the highest ratio of Fair Value Price to stock price would be selected. The “Fair Value Price” of a company is calculated based on projections of future cash flows over three periods – (1) the

*

© 2007 Morningstar. All Rights Reserved. The information contained herein regarding the Index: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Past performance is no guarantee of future results.

succeeding 5 years, (2) year 6 until “perpetuity,” which is defined as when a company’s ROIC equals its cost of capital and (3) perpetuity. The sum of the projected future cash flows over these three periods is discounted to present value, netted against the company’s debt and adjusted for off-balance sheet assets and liabilities to arrive at a company’s fair value.

Reconstitution and Rebalancing

The Index is reconstituted and rebalanced such that the Index membership is reset and the weights of the Index Components are adjusted quarterly on the Monday following the third Friday of March, June, September and December of each year. If the Monday is a holiday, reconstitution and rebalancing occur on the Tuesday immediately following. Reconstitution and rebalancing are carried out after the day’s closing Index levels have been determined. The Index is equally weighted upon reconstitution and rebalancing and each Index Component has an initial weight of 5% of the Index.

In addition, the Index Sponsor may replace an Index Component upon the occurrence of certain corporate events at any time. In such event, the eligible company within the Morningstar Wide Moat universe with the highest ratio of Fair Value Price to stock price not currently in the Index would be selected to replace such Index Component.

Index Components

As of October 1, 2007, the Index Components were:

Index Components as of October 1, 2007
Time Warner Inc.
Apollo Group Inc. Cl A
Boston Scientific Corp.
JPMorgan Chase & Co.
Capital One Financial Corp.
Moody’s Corp.
Corporate Executive Board Co.
Fastenal Co.
Federated Investors Inc.
Graco Inc.
International Speedway Corp. Cl A
St. Joe Co.
Legg Mason Inc.
Marsh & McLennan Cos.
Bank of America Corp.
Progressive Corp.
Starbucks Corp.
Citigroup Inc.
Wal-Mart Stores Inc.
Western Union Co.

Calculation of the Index

The Index is calculated daily using the following formula:

The above formula can be simplified as:

Index(t)	=	M(t)
D(t)

where:

D(t)	=	divisor at time (t) = B(t)/Base Index Level
n	=	number of stocks in the Index
pj(0)	=	closing price of stock j at the base date
sj(0)	=	constructed shares of company j at the base date
pi(t)	=	price of stock i at time (t)
si(t)	=	constructed shares of company i at time (t)
C(t)	=	adjustment factor for the base date market capitalization
t	=	time the Index is calculated
M(t)	=	market capitalization of the Index at time (t)
B(t)	=	adjusted base date market capitalization of the Index at time (t)

The shares (si(t)) for the Index Components are artificial constructs used for calculation purposes. Adjustments are made to the divisor to avoid distortion caused by corporate actions that affect the share capital of the Index Components. Generally, because the Index is not market capitalization weighted, changes to the share capital structure of the Index Components do not affect the component weights. All dividends, regular or otherwise, paid on the Index Components are treated as reinvested in the Index and reflected in the Index level.

Historical Closing Levels of the Index

The inception date of the Index is February 14, 2007. Because the Index was created only on February 14, 2007, the Index Sponsor has retrospectively calculated the levels of the Index prior to February 14, 2007 using the same methodology as described above. The Index has been set to 1,000 on September 30, 2002. Although we believe that this retrospective calculation represents accurately and fairly how the Index would have performed before February 14, 2007, the Index did not, in fact, exist before February 14, 2007. The following table illustrates how the Index has performed and the graph below provides historical and, prior to February 14, 2007, retrospective levels of the Index from September 30, 2002 to October 17, 2007.

The historical data represented below should not be interpreted as an indication of future performance.

September 30, 2002	1000.00
December 31, 2002	1150.33
December 31, 2003	1566.78
December 31, 2004	2002.61
December 30, 2005	2096.11
December 29, 2006	2467.44
October 17, 2007	2646.02

Source: Bloomberg

Any historical upward or downward trend in the level of the Index during any period shown below is not an indication that the level of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical and retrospective calculations of the Index do not give an indication of future performance of the Index. There can be no assurance that the future performance of the Index or the Index Components will result in holders of the Securities receiving a positive return on their investment.

Historical Performance Comparison

We have provided below a comparison of the retrospectively calculated and historical performance of the Index, the S&P 500 Total Return Index and the Morningstar US Market Total Return Index for the period starting September 30, 2002 and ending October 17, 2007 (Index calculated retrospectively prior to February 14, 2007). We believe that this comparison is a useful illustration of how the Index has performed relative to the S&P 500 Total Return Index and the Morningstar US Market Total Return Index over the period shown. The historical levels of the indices do not give an indication of future performance or that the relationship between the past performance of the Index relative to the S&P 500 Total Return Index and the Morningstar US Market Total Return Index will continue in the future.

Source: Bloomberg. The results are based on the levels of the indices beginning on September 30, 2002 and ending October 17, 2007, and are for illustrative purposes only. All three indices are rebased at 100 on September 30, 2002.

The historical levels of the Index do not give an indication of future performance of the Index. There can be no assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

Use of the Index

MLPF&S has entered into an agreement with the Index Sponsor providing MLPF&S with a license and, for a fee, with the right to use the Index in connection with certain securities, including the Securities. Pursuant to such agreement and the consent of MLPF&S, we are authorized to use the Index in connection with the Securities.

The Securities are not sponsored, endorsed, sold or promoted by the Index Sponsor (including its affiliates). The Index Sponsor has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the Securities. The Index Sponsor makes no representation or warranty, express or implied to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the Index to track general stock market performance. The Index Sponsor has no obligation to take the needs of Deutsche Bank or the holders of the Securities into consideration in determining, composing or calculating the Index. The Index Sponsor is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. The Index Sponsor has no liability in connection with the administration, marketing or trading of the Securities.

THE INDEX SPONSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS AND/OR THE TIMELINESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND THE INDEX SPONSOR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. THE INDEX SPONSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE INDEX SPONSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A

PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE INDEX SPONSOR HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THE LICENSING AGREEMENT BETWEEN MLPF&S AND THE INDEX SPONSOR, INC. IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE SECURITIES.

VALUATION OF THE SECURITIES

The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include, but are not limited to, supply and demand for the Securities, the volatility of the Index, prevailing interest rates, the volatility of securities markets, economic, financial, political, regulatory or judicial events that affect the level of the Index, the general interest rate environment, as well as the perceived creditworthiness of Deutsche Bank. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Indicative Value

An intraday “indicative value” meant to approximate the intrinsic economic value of the Securities will be published under the Bloomberg symbol WMWIV. The actual trading price of the Securities may vary significantly from their indicative value. Additionally, the Calculation Agent expects to calculate and publish the closing indicative value of your Securities on each trading day. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time determined based on the following equation:

Indicative Value = Stated Principal Amount per Security X (Current Index Level / Initial Index Level) X Current Fee Factor

where:

Stated Principal Amount per Security = $10;

Current Index Level = The most recent published level of the Index available;

Initial Index Level = The closing level of the Index on the inception date; and

Current Fee Factor = The most recent daily calculation of the fee factor with respect to your Securities, determined as described above (which, during any trading day, will be the fee factor determined on the preceding calendar day).

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale or termination of your Securities, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. The actual trading price of the Securities may vary significantly from their indicative value.

As discussed in “Specific Terms of the Securities – Payment Upon Repurchase,” beginning on October 30, 2007, you may, subject to certain restrictions, choose to offer your Securities for repurchase by Deutsche Bank on any repurchase date during the term of the Securities. If you elect to offer your Securities to Deutsche Bank for repurchase, you must offer at least $2,500,000 stated principal amount of Securities (250,000 Securities) at one time for repurchase by Deutsche Bank on any repurchase date during the term of the Securities beginning on October 30, 2007. If you offer your Securities for repurchase on a particular repurchase date, you will receive a cash payment on such date in an amount equal to the daily repurchase value, which is the principal amount of your Securities times the index factor on the relevant valuation date times the fee factor on the relevant valuation date. The daily repurchase value is intended to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Description of Notes—Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement.

The accompanying prospectus and prospectus supplement contain a detailed summary of additional provisions of the Securities and of the senior indenture, dated as of November 22, 2006, among Deutsche Bank Aktiengesellschaft, Law Debenture Trust Company of New York, as trustee (referred to as the trustee), and Deutsche Bank Trust Company Americas, as paying agent, issuing agent and registrar, under which the Securities will be issued (the “indenture”). You should read all the provisions of the accompanying prospectus and prospectus supplement, including information incorporated by reference, and the indenture.

Please note that the information about the price to the public and the proceeds to Deutsche Bank on the front cover of this pricing supplement relates only to the initial sale of the Securities. If you have purchased the Securities after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Coupon

We will not make any coupon payments during the term of the Securities.

Denomination

We will offer the Securities in denominations of $10 stated principal amount.

Payment at Maturity

If you hold your Securities to maturity, you will receive a cash payment at maturity that is linked to the percentage change in the level of the Index from the inception date to the level calculated on the final valuation date. Your cash payment at maturity will be equal to the principal amount of your Securities times the index factor calculated on the final valuation date times the fee factor on the final valuation date.

The index factor calculated on the final valuation date will equal the average of the closing levels of the Index for the five trading days immediately prior to and including the final valuation date (the “calculation period”) divided by the initial index level. The initial index level is the closing level of the Index on the inception date. If a market disruption event occurs and is occurring during the calculation period, then the Calculation Agent will postpone the final valuation date until there are five trading days on which there is no market disruption event occurring, but in no event will the final valuation date be postponed by more than five scheduled trading days. If there are fewer than five trading days during the calculation period and the five scheduled trading days after the calculation period (the “extended valuation period”), the index factor will equal the average of the closing levels of the Index on those trading days. If there is one trading day during the calculation period and extended valuation period, the index factor will equal the closing level of the Index on that trading day. If there are no trading days during the calculation period and extended valuation period, then the index factor will be calculated by reference to the closing level of the Index determined (or, if not determinable, estimated by the Calculation Agent in a manner which it considers commercially reasonable under the circumstances) on the final scheduled trading day in the extended valuation period. If the final valuation date is postponed due to a market disruption event as described above, the maturity date will also be postponed by an equal number of business days up to five business days.

The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the final valuation date divided by 365. The annual investor fee is equal to 0.75%.

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. In the event that payment at maturity is deferred beyond the stated maturity date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Payment Upon Repurchase

Prior to maturity, you may, subject to certain restrictions, choose to offer your Securities for repurchase by Deutsche Bank on any repurchase date during the term of the Securities, beginning on October 30, 2007. If you choose to offer your Securities for repurchase, you must offer at least $2,500,000 stated principal amount of Securities (250,000 Securities) to Deutsche Bank for repurchase on any repurchase date. If you offer at least $2,500,000 stated principal amount of Securities (250,000 Securities) to Deutsche Bank for repurchase and fulfill the repurchase procedures described below for a repurchase date, Deutsche Bank will be obligated to repurchase your Securities, and on the repurchase date, you will receive a cash payment in an amount equal to the daily repurchase value, which is the principal amount of your Securities times the index factor on the relevant valuation date times the fee factor on the relevant valuation date.

The index factor on the relevant valuation date is the closing level of the Index on that day divided by the initial index level. The initial index level is the closing level of the Index on the inception date.

The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

A valuation date is each trading day from October 25, 2007 to October 4, 2022 inclusive and October 18, 2002 (which is referred to as the final valuation date), unless the Calculation Agent determines that a market disruption event occurs or is continuing on that day. A valuation date may be postponed due to a market disruption event up to five scheduled trading days. If postponement of a valuation date due to a market disruption event occurs, such postponement will continue until the next trading day on which there is no market disruption event, up to five scheduled trading days. If a market disruption event causes the postponement of the valuation date for more than five scheduled trading days, the level of the Index for such repurchase date will be determined (or, if not determinable, estimated) by the Calculation Agent in a manner which it considers commercially reasonable under the circumstances on such valuation date, as postponed. If a valuation date is postponed, the corresponding repurchase date will also be postponed so that such repurchase date occurs on the third business day following the valuation date as postponed.

A repurchase date is the third business day following a valuation date. The first repurchase date will be October 30, 2007. Unless the scheduled repurchase date is postponed due to a market disruption event as described above, the final day on which Deutsche Bank will repurchase your Securities will be October 7, 2022.

In the event that payment upon repurchase by Deutsche Bank is deferred beyond the original repurchase date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

The Securities are not redeemable at the option of Deutsche Bank.

Repurchase Procedures

You may, subject to the minimum repurchase amount described above, elect to offer your Securities to Deutsche Bank for repurchase on any repurchase date during the term of the Securities, beginning on October 30, 2007. If you wish to offer your Securities to Deutsche Bank for repurchase, you and your broker must follow the following procedures:

•

your broker must deliver an irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to DBSI by 4:00 p.m., New York City time, on the business day immediately preceding the valuation date three business days prior to the applicable repurchase date. You must offer at least $2,500,000 stated principal amount of your Securities (250,000 Securities) for repurchase by Deutsche Bank on any repurchase date. DBSI must acknowledge receipt from your broker in order for your offer to be effective;

•	your broker must book a delivery vs. payment trade with respect to your Securities on the applicable valuation date at a price equal to the applicable daily repurchase value, facing DBSI; and

•

you must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable repurchase date (the third business following the valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the Securities in respect of such deadlines. If DBSI does not receive your offer for repurchase from your broker or DTC participant by 4:00 p.m., on the business day immediately preceding the applicable valuation date, your offer will not be effective and we will not accept your offer to us to repurchase your Securities on the applicable repurchase date. Any repurchase instructions which we receive in accordance with the procedures described above will be irrevocable.

Market Disruption Event

As set forth under “—Payment at Maturity” and “—Payment Upon Repurchase” above, the Calculation Agent will determine the level of the Index on each valuation date, including the final valuation date. As described above, a valuation date may be postponed and thus the determination of the level of the Index may be postponed if the Calculation Agent determines that, on a valuation date, a market disruption event has occurred or is continuing.

Any of the following will be a market disruption event as determined by the Calculation Agent:

•	any suspension of, absence or material limitation on trading on the primary exchange on which the Index Components trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the number of stocks that then comprise the Index or any successor index;

•

any event that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for 20% or more of the number of stocks that then comprise the Index or any successor index;

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the number of stocks that then comprise the Index or any successor index during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate;

•

if in the future, such markets become relevant to the calculation or hedging of the Index, any suspension of or material limitation on trading on the primary exchanges that trade options contracts or futures contracts related to the Index Components as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Index, or any successor index; or

•

any other event if the Calculation Agent determines that such event materially interferes with our ability to enter into a hedge or unwind all or a material portion of a hedge with respect to the Securities that we have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

For the purpose of determining whether a market disruption event has occurred:

•

a limitation on the hours in a trading day and/or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange;

•	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Index, or any successor index, will not constitute a market disruption event;

•

a suspension in trading in a futures or options contract on the Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Index;

•	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

•

for the purpose of the first bullet of this section above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material.”

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of each Security at maturity. We describe the default amount below under “—Default Amount.”

For the purpose of determining whether the holders of our Series A global notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the Securities may differ from those of the other Series A global notes, holders of specified percentages in principal amount of all Series A global notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A global notes, including the Securities. This action may involve changing some of the terms that apply to the Series A global notes, accelerating the maturity of the Series A global notes after a default or waiving some of our obligations under the indenture.

Default Amount

If a holder of a Security accelerates the maturity of the Security upon an event of default under the indenture referenced in the accompanying prospectus supplement, the amount payable upon acceleration will be the daily repurchase value determined by the Calculation Agent on the next valuation date.

Further Issuances

We may, from time to time, without your consent, create and issue additional securities having the same terms and conditions as the Securities offered by this pricing supplement. If there is substantial demand for the Securities, we may issue additional Securities frequently. Such additional Securities will be fungible with the outstanding Securities.

Discontinuance or Modification of the Index

If the Index Sponsor discontinues compilation or publication of the Index and the Index Sponsor or any other person or entity calculates and publishes an index that the Calculation Agent determines is comparable to the Index and approves as a successor index, then the Calculation Agent will determine the level of the Index on the applicable valuation date and the amount payable at maturity or upon repurchase by Deutsche Bank by reference to such successor index for the period following the discontinuation of the Index.

If the Calculation Agent determines that the publication of the Index is discontinued and that there is no applicable successor index, or that the closing level of the Index is not available because of a market disruption event or for any other reason, on the date on which the level of the Index is required to be determined, or if for any other reason the Index is not available to us or the Calculation Agent on the relevant date, the Calculation Agent will determine the amount payable by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index, the Index Components or the method of calculating the Index has been changed at any time in any respect – including any addition, deletion or substitution and any reweighting or rebalancing of Index Components, and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Components, or is due to any other reason – then the Calculation Agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date or upon repurchase by Deutsche Bank is equitable.

All determinations and adjustments to be made by the Calculation Agent with respect to the level of the Index and the amount payable at maturity or upon repurchase by Deutsche Bank or otherwise relating to the level of the Index may be made in the Calculation Agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

Deutsche Bank AG, London Branch will serve as the Calculation Agent. The Calculation Agent will, in its sole discretion, make all determinations regarding the value of the Securities, including at maturity or upon repurchase by Deutsche Bank, market disruption events (see “— Market Disruption Events”), business days, trading days, the fee factor, the index factor, the default amount, the initial index level, the final index level, the closing level of the Index on any valuation date, the maturity date, repurchase dates, the amount payable in respect of your Securities at maturity or upon repurchase by Deutsche Bank and any other calculations or determinations to be made by the Calculation Agent as specified herein. The Calculation Agent will rely upon the published level of the Index. If the Index Sponsor discontinues compilation or publication of the Index, the Calculation Agent may designate a successor index selected in its sole discretion and shall be solely responsible for determining the value of the Securities based on its calculation of such successor index. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

CLEARANCE AND SETTLEMENT

Depository Trust Company (“DTC”) participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.”

In expectation of the sale of the Securities, we expect to enter into transactions to hedge our obligations under the Securities. Such transactions may involve purchases of the Index Components or instruments linked to the Index prior to or on the inception date. In addition, from time to time after we issue the Securities, we may enter into additional hedging transactions or unwind those hedging transactions previously entered into. In this regard, we may:

•	acquire or dispose of long or short positions in some or all of the Index Components;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the Index Components or the Index;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices; or

•	engage in any combination of the above activities.

We may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We may close out our hedge positions on or before the final valuation date. That step may involve sales or purchases of the Index Components, listed or over-the-counter options or futures on Index Components or listed or over-the-counter options, futures, or other instruments linked to the level of the Index, as well as other indices designed to track the performance of the Index.

The hedging activity discussed above may adversely affect the level of the Index and, as a consequence, the market value of the Securities and the amount payable at maturity or upon repurchase by Deutsche Bank. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material U.S. federal income tax consequences of the ownership and disposition of the Securities to purchasers who will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described below, possibly on a retroactive basis. This summary does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, commodities or foreign currencies, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who have held a Security as a part of a hedging transaction, straddle, conversion or integrated transaction, or United States holders (as defined below) who have a “functional currency” other than the U.S. dollar.

In addition, we will not attempt to ascertain whether any Index Component would be treated as a “U.S. real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If one or more Index Components were so treated, certain adverse U.S. federal income tax consequences might apply to a non-United States holder upon the sale, exchange or retirement of the Securities. You should refer to information filed with the SEC by such Index Components and consult your tax adviser regarding the possible consequences to you if an Index Component is or becomes a USRPHC.

Tax Treatment of the Securities

We believe that it is reasonable (in the absence of an administrative determination or judicial ruling to the contrary) to treat the Securities for U.S. federal income tax purposes as cash-settled prepaid financial contracts. Due to the absence of authorities that directly address instruments that are similar to the Securities, significant aspects of the U.S. federal income tax consequences of an investment in the Securities are uncertain. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities (including alternative treatments) and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the above treatment is respected.

Tax Consequences to United States Holders

The following discussion applies to “United States holders” of the Securities. You are a “United States holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Security who is (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Assuming that the treatment of the Securities described above is respected, the following are some anticipated U.S. federal income tax consequences of the ownership and disposition of the Securities.

Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange, as described below.

Sale, Exchange or Retirement. Upon a sale, exchange or retirement of a Security, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your tax basis in the Security. Your tax basis in a Security generally should equal the amount you paid to acquire the Security. Such gain or loss generally should be capital gain or loss and should be long-term capital gain or loss if you have held the Security for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities. Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. Alternative U.S. federal income tax treatments of the Securities are possible, which, if applied, could materially and adversely affect the timing and/or character of the income or loss with respect to a Security. It is possible, for example, that the Securities could be treated as debt instruments issued by us. Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you held the Securities you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined at the time of issuance of the Securities, even though no corresponding cash would be received on the Securities. In addition, any gain on the sale, exchange or retirement of the Securities would be treated as ordinary income.

Alternatively, a Security could be characterized as a constructive ownership transaction under Section 1260 of the Code. Section 1260 treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” in that property, with the result that all or a portion of the long-term capital gain recognized by such taxpayer with respect to the derivative position may be recharacterized as ordinary income. As of the date of this pricing supplement, Section 1260 by its terms only applies to derivatives with respect to “pass-thru” entities and so should not apply to the Securities except possibly to the extent that Index Constituents are “pass-thru” entities for purposes of Section 1260. However,

Section 1260 authorizes the U.S. Treasury to promulgate regulations to expand the application of the “constructive ownership” regime. Moreover, we understand that the tax treatment of exchange-traded notes is under review by the Treasury, the IRS and certain Congressional staff. There can be no assurance that the Treasury will not promulgate regulations that cause Section 1260 to apply to the Securities, possibly with retroactive effect. If Section 1260 were to apply to the Securities, you could be required to treat all or a portion of the long-term capital gain (if any) that you recognized upon the maturity or sale or other taxable disposition of the Securities as ordinary income. It is possible that these rules could apply, for example, to recharacterize long-term capital gain on the Securities in whole or in part to the extent that a holder of shares of the Index Components would have earned dividend income therefrom or would have recognized short-term capital gain from the disposition of the shares upon the reconstitution of Index between the issue date and the maturity or earlier disposition of the Securities. In addition, Section 1260 would impose an interest charge on any deferral of tax liability with respect to the gain that was re-characterized upon the maturity or earlier disposition of the Securities. It is also possible that similar or other treatments could be imposed legislatively.

Other treatments also are possible. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Consequences to Non-United States Holders

The following discussion applies to you only if you are a non-United States holder of the Securities. You are a “non-United States holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Security who is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust. You are not a non-United States holder for the purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of sale, exchange or retirement. Such a holder should consult his or her tax adviser regarding the U.S.

federal income tax consequences of the sale, exchange or retirement of the Securities.

Sale, Exchange or Retirement of the Securities. Subject to the discussion below regarding backup withholding, gain from the sale or exchange of the Securities prior to maturity or upon the receipt of cash payment in retirement of the Securities at maturity or earlier repurchase should not be subject to U.S. federal withholding or income tax unless that gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Tax Consequences Under Possible Alternative Treatments. If the Securities were treated as indebtedness, any payments or accruals made or deemed to be made nonetheless would not be subject to U.S. federal income or withholding tax, provided generally that (i) you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person or otherwise satisfy applicable documentation requirements; and (ii) any gain realized on a sale, exchange or retirement of the Securities is not effectively connected with your conduct of a trade or business in the United States.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and if payments on the Securities are effectively connected with the conduct of that trade or business, you generally will be taxed in the same manner as a United States holder. If the preceding sentence applies to you, then in order to claim an exemption from withholding tax, you will be required to provide a properly executed IRS Form W-8ECI in lieu of IRS Form W-8BEN. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the Securities, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

The cash proceeds received from a sale, exchange or retirement of the Securities will be subject to information reporting unless you are an exempt recipient (such as a domestic corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number) or meet certain other conditions. If you are a non-United States holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you generally will not be subject to backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S and Nuveen Investments, acting as our agents, sold a small portion of the Securities on the inception date directly to investors and to dealers acting as principals at 100% of their stated principal amount. After the inception date, additional Securities will be offered and sold from time to time, at prevailing prices at the time of sale, through MLPF&S and Nuveen Investments, acting as our agents, to investors and to dealers acting as principals for resale to investors. We will receive proceeds equal to 100% of the offering price of Securities sold after the inception date. We will deliver Securities against payment therefor on a date that is greater than three business days following the date of sale of any Securities. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to transact in Securities that are to be issued more than three business days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

MLPF&S and each dealer in the initial and any subsequent distribution are expected to charge normal commissions for the purchase of securities.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus supplement and prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from us or our affiliates or by purchasing Securities from us or our affiliates subject to our obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. If these activities are commenced, they may be discontinued at any time. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

Deutsche Bank has retained MLPF&S and Nuveen Investments, each a FINRA member, to provide certain services relating to the distribution of the Securities. MLPF&S and its affiliates and Nuveen Investments will be paid a fee for their services, from the investor fee, equal to 0.36% per annum. Deutsche Bank also has entered into a license agreement with

MLPF&S pursuant to which MLPF&S has licensed Deutsche Bank to use certain of its intellectual property in connection with the Securities. In connection with this license agreement, MLPF&S will be paid a licensing fee, from the investor fee, equal to 0.15% per annum. The amount of the fees that represent underwriting compensation will not exceed a total of 8% of the proceeds to us from the Securities.

From time to time, MLPF&S and its affiliates have, and in the future may, engage in transactions with and perform services for us for which they have been, and may be, paid customary fees.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also “plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other regulations, rules or laws (“similar laws”).

The acquisition of the Securities by a plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those Securities are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are:

•	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts;

•	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers; and

•

the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Internal Revenue Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Any purchaser or holder of Securities or any interest therein will be deemed to have represented by its purchase and holding of the Securities that it either (1) is not a plan and is not purchasing those Securities on behalf of or with “plan assets” of any plan or (2) with respect to the purchase or holding is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of Securities or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding of the Securities that its purchase and holding will not violate the provisions of any similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing Securities on behalf of or with “plan assets” of any plan or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable. If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in Securities, you should consult your legal counsel.

The sale of any Securities to a plan or non-ERISA arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such plans or arrangements generally or any particular plan or arrangement, or that such investment is appropriate for such plans or arrangements generally or any particular plan or arrangement.

LEGAL MATTERS

Davis Polk & Wardwell has acted as special counsel to the agents. Davis Polk & Wardwell has in the past represented the Issuer and its affiliates and continues to represent the Issuer and its affiliates on a regular basis and in a variety of matters.

ANNEX A

FORM OF OFFER FOR REPURCHASE

[PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER]

Dated:

Deutsche Bank Securities Inc., as Repurchase Agent (“DBSI”)

Fax: 917-512-9226

Re: ELEMENTSSM Linked to the Morningstar Wide Moat Focus Total Return Index due October 24, 2022 issued by Deutsche Bank AG (the “ELEMENTS”)

The undersigned beneficial owner hereby irrevocably offers to Deutsche Bank AG (“Deutsche Bank”) the right to repurchase the ELEMENTS in the amounts and on the date set forth below.

Name of beneficial holder:

Stated principal amount of ELEMENTS offered for repurchase (You must offer at least 250,000 ELEMENTS ($2,500,000 stated principal amount) for repurchase at one time for your offer to be valid.):

Applicable valuation date:                     , 20

Applicable repurchase date:                     , 20

Contact Name:

Telephone #:

My ELEMENTS are held in the following DTC Participant’s Account (the following information is available from the broker through which you hold your ELEMENTS):

Name:

DTC Account Number (and any relevant sub-account):

Contact Name:

Telephone Number:

Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the ELEMENTS specified above will not be repurchased unless (i) this offer, as completed and signed by the DTC Participant through which my ELEMENTS are held (the “DTC Participant”), is delivered to DBSI by 4:00 p.m. on the business day immediately preceding the applicable valuation date, (ii) the DTC Participant has booked a “delivery vs. payment” (“DVP”) trade on the applicable valuation date facing DBSI, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to DBSI as booked for settlement via DTC at or prior to 10:00 a.m. on the applicable repurchase date.

The undersigned acknowledges that Deutsche Bank and DBSI will not be responsible for any failure by the DTC Participant through which such undersigned’s ELEMENTS are held to fulfill the requirements for repurchase set forth above.

[Beneficial Holder]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ELEMENTS ARE HELD AND DELIVERED TO DBSI BY 4:00 P.M. ON THE BUSINESS DAYS IMMEDIATELY PRECEDING THE APPLICABLE VALUATION DATE

A-1

BROKER’S CONFIRMATION OF REPURCHASE

[PART B: TO BE COMPLETED BY BROKER]

Dated:

Deutsche Bank Securities Inc., as Repurchase Agent

Re: ELEMENTSSM Linked to the Morningstar Wide Moat Focus Total Return Index due October 24, 2022 issued by Deutsche Bank AG (the “ELEMENTS”)

Dear Sirs:

The undersigned holder of ELEMENTSSM Linked to the Morningstar Wide Moat Focus Total Return Index due October 24, 2022 issued by Deutsche Bank AG) CUSIP No. 25153Q 70 8 (the “ELEMENTS”) hereby irrevocably offers to Deutsche Bank AG the right to repurchase, on the Repurchase Date of                     , with respect to the stated principal amount of ELEMENTS indicated below as described in the pricing supplement relating to the ELEMENTS (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) book a delivery vs. payment trade on the valuation date with respect to the stated principal amount of ELEMENTS specified below at a price per ELEMENT equal to the repurchase value, facing Deutsche Bank Securities Inc., DTC #0573 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the repurchase date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:

Title:

Telephone:

Fax:

E-mail:

Stated principal amount of ELEMENTS offered for repurchase (You must offer at least 250,000 ELEMENTS ($2,500,000 stated principal amount) for repurchase at one time for your offer to be valid.):

DTC # (and any relevant sub-account):

A-2

$250,000,000

ELEMENTSSM

Linked to the Morningstar® Wide Moat FocusSM Total Return Index

due October 24, 2022

Pricing supplement

October 17, 2007

Nuveen Investments	Merrill Lynch & Co.

As Agents for

Deutsche Bank AG, London Branch

ELEMENTSSM and   are service marks of Merrill Lynch, Pierce, Fenner & Smith Incorporated

CUSIP Number: 25153Q 70 8